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                                EUROPA CRUISES
                (Name of Registrant as Specified in its Charter)


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NEWS ANNOUNCEMENT
FOR IMMEDIATE RELEASE

EUROPA CRUISES CORPORATION ANNOUNCES UNAUDITED EARNINGS FOR THE
PERIOD ENDED MAY 31, 1998

Madeira Beach, Florida (July 7, 1998) - On July 3, 1998, Europa Cruises Corporation (NASDAQ: KRUZ) reported preliminary, unaudited net earnings of approximately $1,088,000, before preferred dividends, for the five month period ending May 31, 1998. Revenues for the period ending May 31, 1998 were approximately $7,426,000. The income was derived from operating income rather than unusual, non-recurring gains. Shareholder equity at May 31, 1998 was approximately $11.9 million dollars.

The Company reported that its cash position (as of June 29, 1998) was approximately $940,000 and that the Company's payables (as of July 2, 1998) were approximately $500,000.

The results of operations for the interim period reported are not necessarily indicative of results to be expected for the fiscal year. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim period a fair statement of such operations. All such adjustments of which management was aware are of a normal recurring, nature.

Europa Cruises Corporation is one of the largest off-shore gaming operators in the United States. It currently employs approximately 400 employees and owns and operates gambling ships out of ports located in Miami Beach, Ft. Myers, and Madeira Beach, Florida. In addition to blackjack, poker, slot machines, craps, and sportsbetting, the cruises offer fine dining, dancing and entertainment.

For further information, contact:

          John R. Duber, Director and
          Director of Investor Relations
          Europa Cruises Corporation
          (440) 331-0194
          (440) 331-0195

or        Alan R. Woinski, President
          Gaming Venture Corp., U.S.A.
          (201) 947-4642